Name of Registrant:
Franklin New York Tax-Free Trust

File No. 811-04787

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin New York Tax-Free Trust
(the "Trust"), on behalf of Franklin New York Intermediate-Term Tax-Free Income Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on
October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:


For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding Shares
Harris J. Ashton	58,267,110	97.65%	61.95%	1,403,377	2.35%	1.49%
Terrence J. Checki	58,303,970	97.71%	61.99%	1,366,518	2.29%	1.45%
Mary C. Choksi		58,417,641	97.90%	62.11%	1,252,847	2.10%	1.33%
Edith E. Holiday	58,223,718	97.58%	61.90%	1,446,770	2.42%	1.54%
Gregory E. Johnson	58,322,519	97.74%	62.00%	1,347,968	2.26%	1.43%
Rupert H. Johnson, Jr.	58,266,620	97.65%	61.95%	1,403,867	2.35%	1.49%
J. Michael Luttig	58,321,562	97.74%	62.00%	1,348,926	2.26%	1.43%
Larry D. Thompson	58,277,561	97.67%	61.96%	1,392,927	2.33%	1.48%
John B. Wilson		58,310,809	97.72%	61.99%	1,359,679	2.28%	1.45%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote
% Broker Non-Vote	Passed (Y or N)
34,595,064	57.98%	36.78%	2,902,884	4.86%	1,378,595	2.31%	20,793,950
34.85%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote
% Broker Non-Vote	Passed (Y or N)
34,921,025	58.52%	37.13%	2,104,420	3.53%	1,851,093	3.10%	20,793,950
34.85%	Y